[Insert Star Letterhead]

April 28, 2005

Star Scientific, Inc.

801 Liberty Way

Chester, Virginia 23836

Re:	Registration Statement on Form S-3 (Registration No. 333- );

7,200,000 shares of $0.0001 par value Common Stock

Ladies and Gentlemen:

In connection with the registration by Star Scientific, Inc., a Delaware corporation (the “Company”), of the sale of 7,200,000 shares of $0.0001 par value Common Stock of the Company, which are being offered by certain selling stockholders of the Company, under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on April 28, 2005 (the “Registration Statement”), you have requested my opinion with respect to the matters set forth below. The Registration Statement covers the resale of (i) 3,600,000 currently issued and outstanding shares of Common Stock (the “Shares”) that were issued in connection with private placements to the selling stockholders and (ii) 3,600,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain outstanding warrants (the “Warrants”) issued by the Company in connection with the private placements.

In my capacity as your General Counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and Warrant Shares. In addition, I have

April 28, 2005

examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the state of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof:

1. The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrants, in accordance with the terms of the Warrants, including upon payment therefor, as applicable, will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name contained under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Robert E. Pokusa
Robert E. Pokusa,
General Counsel